SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 28, 2015

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan	0-7818	38-2032782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 East Beltline	49525
Grand Rapids, Michigan	(Zip Code)
(Address of principal executive office)

Registrant's telephone number,
including area code:
(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On August 28, 2015, a total of 227,407 restricted stock units (RSUs) vested for the Registrant's President and CEO and for its five Executive Vice Presidents (the "Six Executives").  These RSUs were originally granted on August 28, 2012 and cliff vest after three years.  As of the original grant date, the fair market value of each share of common stock underlying an RSU was $2.78 (based on the Registrant's closing stock price on August 27, 2012).  As of the vesting date, the RSUs will be issued as shares of common stock of Registrant, free of any transfer restrictions or risks of forfeiture.  As a result, the Six Executives will each have additional reported taxable earnings in 2015 based on the number of vested RSUs multiplied by $14.16 (which represents the Registrant's closing stock price on August 28, 2015).  Pursuant to the provisions of the Registrant's Long-Term Incentive Plan, each of the Six Executives elected to have securities withheld for payment of his or her tax liability.  A total of 72,423 shares of the Registrant's common stock was withheld with respect to the vested RSUs.  These withheld shares will be reported as a disposition on a Form 4 filing for each of the Six Executives.  For federal income taxes, shares representing only approximately 25% of the additional taxable earnings of each of the Six Executives may be withheld.  However, each of the Six Executives expects an actual federal income tax liability of approximately 40% of the additional taxable earnings.  As a result, over the next several months, each of the Six Executives may engage in open market sales of the Registrant's common stock to assist in the payment of their respective tax liabilities.  These sales will be reported on a Form 4 pursuant to the requirements of the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

Date	August 31, 2015	By	s/Robert N. Shuster
Robert N. Shuster, Principal Financial
Officer